EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Douglas B. Cannon
Senior Vice President & CFO
(214) 210-8842
ODYSSEY HEALTHCARE APPOINTS NEW PRESIDENT AND CEO
     DALLAS, TEXAS (BUSINESS WIRE) (October 11, 2005): Odyssey HealthCare, Inc. (NASDAQ: ODSY) today announced that the Board of Directors has appointed Robert A. Lefton as President and Chief Executive Officer of the company. In addition, Mr. Lefton has been appointed to the Board of Directors to fill a new Class I directorship position established by the Board of Directors. The company also announced that Richard R. Burnham, Chairman of the Board of Directors and the former President and Chief Executive Officer of the company, will continue with Odyssey in his capacity as Chairman and will remain active in the company. Mr. Burnham stated, “I will maintain an office at the corporate headquarters and plan to work very closely with Bob over the next twelve months to ensure a successful transition.” In commenting on his recent appointment, Mr. Lefton said, “I look forward to the opportunity of leading one of the largest providers of hospice care and the chance to work closely with Dick to continue the initiatives that he has put in place over the past year.”
     “We are very excited to have Bob join us and believe his leadership, operational experience and extensive knowledge of the healthcare industry will help Odyssey continue the progress we have made this year in achieving our goals and objectives,” said Mr. Burnham. “Over the course of his impressive career in the healthcare industry, Bob has held senior executive positions in both privately and publicly held multi-site healthcare companies. Bob has also demonstrated his entrepreneurial talents and operational expertise in leading a startup long-term acute care hospital company to over $150 million in revenue in a little over five years. I believe that Bob’s experience in the acute care hospital environment and his proven ability to establish relationships with various healthcare providers will be a significant benefit to Odyssey.”
     Mr. Lefton joins Odyssey from Select Medical Corporation, a privately held operator of long-term acute care hospitals. Mr. Lefton served as Vice President of Select Medical from January 2005 until October 2005. In January 2005, Select Medical acquired SemperCare, Inc., a privately held operator of long-term acute care hospitals. Mr. Lefton co-founded SemperCare in March 1999 and served as President and Chief Executive Officer of SemperCare from March 1999 until its purchase by Select Medical. Under Mr. Lefton’s direction, SemperCare grew from a start-up operation to 17 long-term acute care hospitals located in eleven states with annual revenue in excess of $150 million.

     Prior to the formation of SemperCare, from November 1991 to March 1999, Mr. Lefton held several executive positions, including President and Chief Operating Officer, with Horizon Health Corporation (NASDAQ: HORC), a publicly traded contract manager of clinical services for acute care hospitals and employers and an owner of behavioral healthcare facilities. Mr. Lefton was elected to the board of directors of Horizon Health in January 2003 and continues to serve in such capacity.
     Before his association with Horizon Health, Mr. Lefton held various executive positions with Affiliated Medical Enterprises, a privately held operator of acute care hospitals from May 1986 until November 1991. From May 1982 until May 1986, Mr. Lefton was with Republic Health Corporation, a publicly traded operator of acute care hospitals. While with Republic, Mr. Lefton served as a hospital administrator.
     Based in Dallas, Texas, Odyssey has 79 Medicare-certified hospice programs in 30 states. In terms of both average daily patient census and number of locations, the company is one of the largest providers of hospice care in the country. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.
Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, general market conditions, increases in inflation, adverse changes in the Medicare cap limits, including prospective and retrospective changes, and increases in the company’s Medicare cap accrual, decline in patient census growth, challenges inherent in and potential changes in the company’s growth and expansion strategy, the ability to attract and retain healthcare professionals, the company’s dependence on patient referral sources and potential adverse changes in patient referral practices of those referral sources, adverse changes in reimbursement levels under Medicare and Medicaid programs, adverse changes in the state and federal licensure and certification laws and regulations, adverse results of regulatory surveys, delays in licensure and/or certification, government and private party legal proceedings and investigations, adverse changes in the competitive environment in which the company operates, adverse impact of natural disasters on the company’s business and operations and the disclosures contained under the headings “Overview of Government Payments” and “Some Risks Related to Our Business” in “Item 1. Business” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” respectively, of Odyssey’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2005, and in Odyssey’s most recent report on Form 10-Q and its other filings with the Securities and Exchange Commission. Many of these factors are beyond the ability of the company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only of the date hereof. The company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.
CONTACT: Odyssey HealthCare, Inc., Dallas
Douglas B. Cannon, 214-210-8842
SOURCE: Odyssey HealthCare, Inc.